Exhibit 99.1

Press Release	For Immediate Release
Contact:
Robert W. White,
Chairman, President and CEO
or
Jack Sandoski,
Senior Vice President and CFO
(215) 886-8280

ABINGTON BANCORP, INC. ANNOUNCES RECORD NET INCOME FOR THE THIRD QUARTER OF 2007

Jenkintown, PA (October 31, 2007) – Abington Bancorp, Inc. (the “Company”) (Nasdaq: ABBC), the new holding company for Abington Bank (the “Bank”), reported record net income of $2.1 million for the quarter ended September 30, 2007, representing an increase of $367,000 or 21.5% over the comparable 2006 period. Diluted earnings per share increased to $0.09 for the quarter compared to $0.07 for the third quarter of 2006. Net income of $4.9 million for the nine months ended September 30, 2007 was a decrease of $279,000 or 5.3% over the first nine months of 2006. Diluted earnings per share decreased slightly to $0.21 for the first nine months of 2007 from $0.22 for the first nine months of 2006. Earnings per share for the prior periods have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on June 27, 2007.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “We are pleased to report record earnings in our first full quarter following our second-step conversion. We are deploying the capital that we raised in June in a prudent manner in new loan originations and additional investments. The recent turmoil in the subprime credit markets has not affected our operations as we are not involved in any subprime lending. We have maintained our strong loan underwriting guidelines so that delinquent loans have been, and will continue to remain, a very low percentage of our total portfolio.”

Net interest income was $7.2 million and $18.5 million for the three months and nine months ended September 30, 2007, respectively, representing increases of 26.8% and 9.2%, respectively, over the comparable 2006 periods. Our net interest margin for the third quarter of 2007 increased 27 basis points to 2.89% from 2.62% for the third quarter of 2006. For the first nine months of 2007 our net interest margin was 2.65% compared to 2.71% for the first nine months of 2006. Our average interest rate spread for the three and nine months ended September 30, 2007 decreased to 1.92% and 1.90%, respectively, from 2.05% and 2.17%, respectively, for the comparable 2006 periods.

Interest income for the three months ended September 30, 2007 increased $1.8 million or 13.9% over the comparable 2006 period to $14.9 million. Interest income for the nine months ended September 30, 2007 increased $5.2 million or 14.3% over the comparable period in 2006 to $41.8 million. For both the three-month and nine-month periods, the increase in interest income was primarily a result of growth in the average balance of our interest-earning assets. The most significant impact was due to increases in the average balances of loans receivable and other interest-earning assets, although the average balance of our investment securities also increased. The average balance of our loan portfolio increased $71.9 million or 12.2% to $660.3 million for the quarter ended September 30, 2007 from $588.4 million for the quarter ended September 30, 2006. The average balance of our other interest-earning assets increased $72.4 million or 275.9% over the same period, primarily as a result of purchases of repurchase agreements and short-term discount notes. The average balance of our loan portfolio increased $75.3 million or 13.4% to $637.0 million for the nine months ended September 30, 2007 from $561.6 million for the nine months ended September 30, 2006. The average balance of our other interest-earning assets increased $37.6 million or 151.2% over the same period.

Our increases in interest income for both the three-month and nine-month periods in 2007 were offset to varying degrees by increases in our interest expense. Interest expense for the three months ended September 30, 2007 increased $307,000 or 4.1% over the comparable 2006 period, partially offsetting the $1.8 million increase in interest income over the same periods. Interest expense for the nine months ended September 30, 2007 increased $3.7 million or 18.7% over the comparable 2006 period, substantially offsetting the $5.2 million increase in interest income over the same period. For both the three-month and nine-month periods, the increase in interest expense was primarily the result of increases in the average balance of and average rate paid on deposits, partially offset by a decrease in the average balance of advances from the Federal Home Loan Bank (“FHLB”). During the three months ended September 30, 2007 compared to the three months ended September 30, 2006, our average deposit balance grew by $49.2 million or 9.6%, primarily due to growth in higher-rate certificates of deposit. During the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006, our average deposit balance grew by $70.6 million or 14.5%, again, primarily due to growth in higher-rate certificates of deposit. As a result of the increase in our certificates of deposit as a proportion of our total deposits, as well as the rising interest rate environment, the average rate we paid on our deposits increased 25 basis points to 3.87% for the third quarter of 2007 from 3.62% for the third quarter of 2006. Similarly, the average rate we paid on our deposits increased 62 basis points to 3.85% for the first nine months of 2007 from 3.23% for the first nine months of 2006. During the three months ended September 30, 2007 compared to the three months ended September 30, 2006, our interest expense on advances from the FHLB decreased $482,000 or 19.0%, primarily due to a $31.6 million decrease in the average balance of those borrowings. During the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006, our interest expense on advances from the FHLB decreased $679,000 or 9.4%, primarily due to a $21.6 million decrease in the average balance of those borrowings.

We made a $163,000 provision to the allowance for loan losses during the third quarter of 2007, and our provision for loan losses amounted to $273,000 for the nine months ended September 30, 2007. During the third quarter of 2006, we made a provision of $120,000 to the allowance for loan losses, resulting in a provision of $128,000 for the nine months ended September 30, 2006. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. Our loan portfolio at September 30, 2007 included an aggregate of $5.0 million of non-accrual, impaired commercial real estate and construction loans to two borrowers. Based on the appraised value of the properties collateralizing the loans, a reserve of $113,000 was established on these loans at September 30, 2007. At September 30, 2007, non-performing loans amounted to 0.77% of loans receivable and our allowance for loan losses amounted to 35.6% of non-performing loans.

Our total non-interest income amounted to $783,000 for the third quarter of 2007 compared to $716,000 for the third quarter of 2006. The increase of $68,000 was due primarily to an increase in income on bank owned life insurance (“BOLI”) of $116,000 partially offset by a decrease in service charge income of $37,000. The increase in income on BOLI resulted primarily from the purchase of $20.0 million of additional BOLI during the third quarter of 2007. The decrease in service charge income resulted primarily from a $50,000 decrease in overdraft fees, partially offset by a $15,000 increase in debit card income. For the nine months ended September 30, 2007, our total non-interest income amounted to $2.2 million, a slight increase of $19,000 from the nine months ended September 30, 2006. During the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006, a $142,000 increase in income on BOLI was substantially offset by an $80,000 decrease in service charge income and a $40,000 decrease in other non-interest income. As was the case for the three-month periods, the increase in income on BOLI for the first nine months of 2007 when compared to the first nine months of 2006 resulted primarily from the purchase of $20.0 million of BOLI during the third quarter of 2007. Also, the decrease in service charge income from period to period resulted primarily from an $113,000 decrease in overdraft fees, partially offset by a $46,000 increase in debit card income. The decrease in other non-interest income for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006 resulted primarily from a $43,000 increase in appraisal income.

Our total non-interest expenses for the third quarter of 2007 amounted to $4.8 million, representing an increase of $959,000 from the third quarter of 2006. The largest increases were in salaries and employee benefits, occupancy, professional services and other non-interest expenses. Salaries and employee benefits expense increased $427,000 quarter-over-quarter due primarily to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs. Our number of full-time equivalent employees increased from 125 at September 30, 2006 to 147 at September 30, 2007, primarily as a result of our branch expansion. Also contributing to the increase in salaries and employee benefits expense was a $169,000 or 120.4% increase in the expense for our Employee Stock Ownership Plan (“ESOP”). This increase is due primarily to the purchase of additional shares of Company stock by our ESOP in conjunction with the second-step conversion and reorganization completed in June 2007. Occupancy expense increased by $173,000 quarter-over-quarter. The increase primarily was the result of our new branches in Concordville and Lansdale, Pennsylvania, which opened in October 2006 and January 2007, respectively, and in Chalfont and Whitemarsh Pennsylvania, which opened in April 2007. Our professional services expense increased $179,000, quarter-over-quarter, due to increased legal, audit and consulting expenses. The increase in other non-interest expenses was due largely to increases in expenses for office supplies, copying, and postage as a result of our new branch offices.

For the nine months ended September 30, 2007, our total non-interest expenses amounted to $13.6 million, representing an increase of $1.9 million or 16.3% from the nine months ended September 30, 2006. As was the case for the quarter ended September 30, 2007, the largest increases were in salaries and employee benefits, occupancy, professional services and other non-interest expenses. The causes for the increases in these expenses over the nine-month periods mirrored the causes for the increases for the three-month periods. Salaries and employee benefits expense increased $917,000 for the first nine months of 2007 compared to the first nine months of 2006 due primarily to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs, as well as a $267,000 or 66.5% increase in the expense for our ESOP. Occupancy expense increased by $272,000 for the first nine months of 2007 compared to the first nine months of 2006 as a result of our new branches. Our professional services expense increased $251,000 over the same period due to increased legal, audit and consulting expenses. Our other non-interest expenses increased by $212,000 for the first nine months of 2007 compared to the first nine months of 2006 due largely to increases in expenses for office supplies, copying, and postage as a result of our new branch offices.

Income tax expense for the third quarter of 2007 amounted to $877,000 compared to $666,000 for the third quarter of 2006. Income tax expense for the nine months ended September 30, 2007 amounted to $1.9 million compared to $2.1 million for the nine months ended September 30, 2006. Our effective tax rate increased to 29.7% for the quarter ended September 30, 2007 from 28.1% for the quarter ended September 30, 2006, however, our effective tax rate improved to 28.0% for the nine months ended September 30, 2007 from 28.7% for the nine months ended September 30, 2006.

The Company’s total assets increased $155.8 million, or 16.8%, to $1.1 billion at September 30, 2007 compared to $925.2 million at December 31, 2006. The increase in total assets was due primarily to $134.7 million in net proceeds received from the Company’s second-step conversion and stock offering completed on June 27, 2007. Our cash and cash equivalents increased $59.9 million to $104.5 million at September 30, 2007 from $44.6 million at December 31, 2006. The increase in cash and cash equivalents included the purchase of $39.9 million of short-term FHLB discount notes and a $17.8 million increase in interest-bearing deposits in other banks. Additionally, our total investment securities increased $13.4 million as purchases of $44.9 million and unrealized gains on available for sale securities of $1.1 million were partially offset by calls and maturities of $32.7 million. Our total mortgage-backed securities decreased $8.5 million as purchases of $8.3 million and unrealized gains on available for sale mortgage-backed securities of $594,000 were outpaced by repayments of $17.3 million. Our net loans receivable increased $65.1 million or 10.8% during the first nine months of 2007. The largest loan growth occurred in one- to four-family residential loans, which increased $44.4 million or 11.8%, construction loans, which increased $19.6 million or 14.5%, and commercial business loans, which increased $10.8 million or 94.6%.  Consumer non-real estate loans also increased $3.2 million or 73.7%. These increases were partially offset by a $13.6 million decrease in multi-family residential and commercial real estate loans and a $2.8 million decrease in home equity lines of credit. Also contributing to the overall increase in assets during the first nine months of 2007 was the purchase of $20.0 million of BOLI during the third quarter. Property and equipment, net increased $1.3 million or 14.5%, primarily as a result of increased investment in new branches.

Our total deposits increased $14.5 million or 2.5% to $601.5 million at September 30, 2007 compared to $587.0 million at December 31, 2006. The increase was due to growth in certificate accounts of $24.6 million that was partially offset by decreases in savings and money market accounts and checking accounts. The most significant decrease was in checking accounts, which, at September 30, 2007, had decreased $9.7 million since December 31, 2006, despite a previously reported increase in these accounts of $1.2 million at June 30, 2007. Our other borrowed money, which is comprised of securities repurchase agreements entered into with certain commercial checking account customers, increased $2.6 million or 14.8% during the first nine months of 2007. Advances from the Federal Home Loan Bank decreased $3.1 million or 1.6% to $193.2 million at September 30, 2007 from $196.3 million at December 31, 2006.

Our stockholders’ equity increased $132.9 million to $247.0 million at September 30, 2007 compared to $114.1 million at December 31, 2006. The increase was due primarily to the $134.7 million in net proceeds received from the second-step conversion and stock offering. The Company sold approximately 14.0 million shares of stock in its subscription, community and syndicated community offerings and issued approximately 10.5 million additional shares of its stock in exchange for the previously outstanding shares of Abington Community Bancorp, Inc., the Bank’s former “mid-tier” holding company. The conversion and reorganization included the cancellation of the approximately 582,000 shares of treasury stock of Abington Community Bancorp with a cost basis of $8.3 million. A portion of the offering proceeds were used to make a loan to our ESOP, which purchased approximately 1.0 million additional shares of the Company’s common stock for an aggregate of $10.4 million. Our retained earnings increased $2.0 million during the first nine months of 2007 as our net income of $4.9 million was partially offset by a reduction of $2.9 million resulting from the payment of our quarterly dividends.

Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867.  Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as ten additional full service branch offices and six limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania.  As of September 30, 2007, Abington Bancorp had $1.1 billion in total assets, $601.5 million in deposits and $247.0 million in stockholders’ equity.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

ABINGTON BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (unaudited)

	September 30, 2007	December 31, 2006

ASSETS

Cash and due from banks	$24,389,266	$22,136,438
Interest-bearing deposits in other banks	40,191,570	22,428,814
Short-term discount notes	39,893,572	-
Total cash and cash equivalents	104,474,408	44,565,252
Investment securities held to maturity (estimated fair value—2007, $20,468,053; 2006, $20,429,576)	20,391,809	20,393,430
Investment securities available for sale (amortized cost— 2007, $88,113,785; 2006, $75,834,898)	87,873,580	74,489,055
Mortgage-backed securities held to maturity (estimated fair value—2007, $47,079,629; 2006, $53,957,015)	49,019,879	56,143,619
Mortgage-backed securities available for sale (amortized cost— 2007, $77,838,926; 2006, $79,831,266)	76,624,924	78,022,794
Loans receivable, net of allowance for loan losses (2007, $1,833,069; 2006, $1,602,613)	670,137,753	605,062,980
Accrued interest receivable	5,323,578	4,365,535
Federal Home Loan Bank stock—at cost	11,116,800	11,240,700
Cash surrender value - bank owned life insurance	36,830,932	16,184,256
Property and equipment, net	10,203,792	8,908,910
Deferred tax asset	2,378,854	2,808,716
Prepaid expenses and other assets	6,594,226	3,001,035

TOTAL ASSETS	$1,080,970,535	$925,186,282

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$36,459,978	$45,186,397
Interest-bearing	565,089,729	541,815,163
Total deposits	601,549,707	587,001,560
Advances from Federal Home Loan Bank	193,206,247	196,293,273
Other borrowed money	20,407,365	17,781,260
Accrued interest payable	7,074,545	2,504,270
Advances from borrowers for taxes and insurance	652,643	2,624,310
Accounts payable and accrued expenses	11,044,741	4,879,385

Total liabilities	833,935,248	811,084,058

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value; authorized: 20,000,000 shares in 2007,
10,000,000 shares in 2006; none issued	-	-
Common stock, $0.01 par value; authorized: 80,000,000 shares in 2007,
40,000,000 shares in 2006; issued: 24,460,240 in 2007, 15,870,000 in
2006; outstanding: 24,449,972 in 2007, 15,288,154 in 2006	244,602	158,700
Additional paid-in capital	200,535,440	69,674,243
Treasury stock—at cost, 10,268 share in 2007; 581,846 shares in 2006	(101,214)	(8,317,848)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(16,274,116)	(6,388,788)
Recognition & Retention Plan Trust (RRP)	(2,051,994)	(2,606,781)
Deferred compensation plans trust	(1,145,613)	(1,059,116)
Retained earnings	67,256,158	65,252,214
Accumulated other comprehensive loss	(1,427,976)	(2,610,400)

Total stockholders' equity	247,035,287	114,102,224

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,080,970,535	$925,186,282

ABINGTON BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006		2007	2006

INTEREST INCOME:
Interest on loans	$11,141,193	$10,146,533		$32,170,905	$28,321,461
Interest and dividends on investment and
mortgage-backed securities:
Taxable	3,533,525	2,715,257		8,967,312	7,599,627
Tax-exempt	219,851	212,727		645,304	639,935

Total interest income	14,894,569	13,074,517		41,783,521	36,561,023

INTEREST EXPENSE:
Interest on deposits	5,424,299	4,629,897		16,052,944	11,776,374
Interest on Federal Home Loan Bank advances	2,053,327	2,535,445		6,529,007	7,207,782
Interest on other borrowed money	263,146	268,440		682,278	620,257

Total interest expense	7,740,772	7,433,782		23,264,229	19,604,413

NET INTEREST INCOME	7,153,797	5,640,735		18,519,292	16,956,610

PROVISION FOR LOAN LOSSES	163,390	120,000		272,935	128,000

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	6,990,407	5,520,735		18,246,357	16,828,610

NON-INTEREST INCOME
Service charges	398,880	435,978		1,202,522	1,282,401
Rental income	7,536	10,348		22,608	25,520
Income on bank owned life insurance	287,294	171,605		646,676	504,856
Loss on sale of investment securities	-	-		-		(601)
Other income	89,679	97,910		308,893	349,289

Total non-interest income	783,389	715,841		2,180,699	2,161,465

NON-INTEREST EXPENSES
Salaries and employee benefits	2,585,302	2,158,377		7,319,200	6,402,075
Occupancy	538,268	365,762		1,412,046	1,140,453
Depreciation	197,524	173,723		581,249	490,874
Professional services	307,643	128,871		765,924	514,731
Data processing	361,965	322,957		1,069,943	957,032
ATM expense	95,580	82,734		272,395	246,772
Deposit insurance premium	38,611	35,345		113,121	104,623
Advertising and promotions	163,092	158,786		398,053	390,191
Other	535,712	437,795		1,631,663	1,419,965

Total non-interest expenses	4,823,697	3,864,350		13,563,594	11,666,716

INCOME BEFORE INCOME TAXES	2,950,099	2,372,226		6,863,462	7,323,359

PROVISION FOR INCOME TAXES	876,731	665,667		1,918,751	2,099,227

NET INCOME	$2,073,368	$1,706,559		$4,944,711	$5,224,132

BASIC EARNINGS PER COMMON SHARE	$0.09	$0.07	*	$0.21	$0.22	*
DILUTED EARNINGS PER COMMON SHARE	$0.09	$0.07	*	$0.21	$0.22	*

BASIC AVERAGE COMMON SHARES OUTSTANDING:	22,386,157	23,286,516	*	23,033,868	23,683,564	*
DILUTED AVERAGE COMMON SHARES OUTSTANDING:	22,745,007	23,679,535	*	23,539,206	24,065,036	*

* Earnings per share and average common shares outstanding for the prior periods have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on June 27, 2007.

ABINGTON BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Selected Operating Ratios(1):
Average yield on interest-earning assets	6.02%	6.08%	5.99%	5.85%
Average rate on interest-bearing liabilities	4.10%	4.03%	4.09%	3.68%
Average interest rate spread(2)	1.92%	2.05%	1.90%	2.17%
Net interest margin(2)	2.89%	2.62%	2.65%	2.71%
Average interest-earning assets to average
interest-bearing liabilities	113.11%	116.61%	122.68%	117.45%
Net interest income after provision
for loan losses to non-interest expense	144.92%	142.88%	134.53%	144.24%
Total non-interest expense to average assets	1.82%	1.71%	1.83%	1.77%
Efficiency ratio(3)	60.78%	60.78%	65.52%	61.03%
Return on average assets	0.78%	0.77%	0.67%	0.80%
Return on average equity	3.38%	6.25%	3.86%	6.12%
Average equity to average assets	23.23%	12.35%	17.32%	13.06%

Asset Quality Ratios(4):
Non-performing loans as a percent of
total loans receivable(5)	0.77%	0.04%	0.77%	0.04%

Non-performing assets as a percent of
total assets(5)	0.48%	0.03%	0.48%	0.04%

Allowance for loan losses as a percent of
non-performing loans	35.55%	645.23%	35.55%	645.23%

Net charge-offs to average loans receivable	0.01%	0.01%	0.01%	0.01%

Capital Ratios(6):
Tier 1 leverage ratio	15.48%	10.40%	15.48%	10.40%
Tier 1 risk-based capital ratio	24.24%	16.37%	24.24%	16.37%
Total risk-based capital ratio	24.51%	16.64%	24.51%	16.64%

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month and nine-month periods ended September 30, 2007 and 2006, are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6) Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.